For Immediate Release

PAPERCLIP SOFTWARE, INC. ANNOUNCES TERMINATION
OF THE MERGER AGREEMENT
WITH ACCESS SOLUTIONS INTERNATIONAL, INC.

         HASBROUCK HEIGHTS, NEW JERSEY, August 25, 1998 -- PaperClip Software, Inc. [OTC EBB: PCLP] today announced that it received notice today from Access Solutions International, Inc. that, due to the failure of Access Solutions to satisfy the financing condition contained in the merger agreement between PaperClip and Access Solutions, Access Solutions has terminated the merger
agreement in accordance with its terms.   As a result, the previously
announced merger of PaperClip with and into a newly formed wholly-owned subsidiary of Access Solutions will not be consummated.

         PaperClip is currently exploring its remaining options, taking into account that it only has sufficient capital to continue operations for an extremely short period. Among the options it is considering is a proposal made by certain of PaperClip's employees to continue to operate the company at reduced, or no, compensation for a period of time to be agreed upon, in exchange for the issuance to such employees of newly issued shares of Common Stock of PaperClip. The Board of Directors is currently reviewing such proposal, along with other proposals, to determine whether any proposal is viable. There can be no assurance that any proposal will result in a definitive agreement, or if any proposal does result in a definitive agreement, that it will succeed. If no other capital raising opportunities arise, PaperClip may not be able to continue as a going concern.

         PaperClip Software, Inc., founded in 1991, develops and distributes computer software for document management and imaging systems.

CONTACT:          William Weiss
                  PaperClip Software, Inc.
                  (201) 329-6300



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